EXHIBIT 10.13(a)

Amendment of Deferred Compensation Plan

November 27, 2001

WHEREAS, this [Human Resources] Committee is authorized under the Continental Airlines, Inc. Deferred Compensation Plan (as amended, the "Plan") to amend the Plan from time to time;

NOW THEREFORE, IT IS HEREBY RESOLVED, that the penultimate sentence of Section 6.3(a) of the Plan be amended to read in its entirety as follows:

"Notwithstanding the preceding provisions of this Section 6.3(a), a Member shall not be entitled to a withdrawal under this Section 6.3(a) if the Committee determines, in its sole discretion, that (i) the primary purpose of such withdrawal is the cessation of Compensation deferrals under the Plan or (ii) such withdrawal could reasonably be expected to jeopardize the Company's ability to obtain federal credit instruments under the Air Transportation Safety and System Stabilization Act, as amended from time to time, and applicable rules or regulations thereunder."